GEOLOGICAL RESOURCES ESTIMATION CERTIFICATE TRENTO RARE EARTHS AND IRON PROJECT

CONSULTORES GEOLÓGICOS ASOCIADOS (CGA), prepared the Geological Resources Estimate of the TRENTO RARE EARTHS AND IRON PROJECT, built under the NI43101 Code (Canadian Code for Reporting of Exploration Results, Disclosure Standards for Mineral Projects: "the NI43101 Code"). This Trento Rare Earths and Iron Project is located in the third region of Atacama, Copiapó commune, between coordinates N 6,987,600 to N 6,992,700 and E 384,800 to E 389,800, 22 km northeast of the city of Copiapó, owned by the mining company INVERSIONES TRENTO SPA represented by Mr. ALDO WILLIAMS DELPERO MORALES.
The result, as indicated in the Technical Report is:

RESOURCES ACCORDING TO DEPTH

Depth	Tonnes	Concentrate	Value in Thousand USD
0 -5 meters	4,101,613.00	51,424.20	1,524,726.00
5 -50 meters	41,016,125.00	514,343.00	15,430,290.00
50 -100 meters	82,032,250.00	1,028,684.25	30,860,527.50

The concentration mentioned in this chart is considered as 30% of the total of the extracted material. This is considering a very low rate of production, since the normal rate is about 42%. This considering our average of 380ppm.

The valued of the concentrate used in this chart is USD 30,000.00 per ton. This is also underrated since the value of a solid ton of RREE may cost over USD 3,000,000.00 in the actual market, depending on the mineral. So this was calculated using only 1% of the actual cost. This in order to not over price this project. The actual cost of concentrate will depend on the minerals included, but it could be over USD 300,000.00 per ton.

The acceptable depth to obtain geological resources in rare earths elements is around 50 meters deep. So in conclusion according to my vast experience in this field, and my condition as Qualified Personnel is that this project is valued at US $ 15,430,290,000.00. –

C G A
CONSULTORES GEOLOGICOS ASOCIADOS

JAIME VILLAGRAN TORRES
Competent Person 0282, Chilean Mining Commission, 2015
ASSOCIATED GEOLOGICAL CONSULTANTS

Avenida. del Mar 6100 Dpto. 34 La Serena. Fono 242323 e mail cgaexploraciones@gmail.com